E M P L O Y M E N T A G R E E M E N T

                                     between

                           CITIZENS UTILITIES COMPANY

                                       and

                                   LEONARD TOW

                                  July 11, 1996

                  THIS AGREEMENT entered into on July 11, 1996 by and between CITIZENS UTILITIES COMPANY, a Delaware corporation with offices at High Ridge Park, Stamford, CT 06905 (the "Company") and LEONARD TOW, an individual residing at 160 Lantern Ridge Road, New Canaan, CT 06840 (the "Executive").

                                                W I T N E S S E T H


         WHEREAS:
                  A. The Executive has been a member of the Board of Directors of the Company and Chairman of the Executive Committee of the Board
 of Directors of the Company since April of 1989;
                  B. On June 22, 1990, the Executive was elected Chairman of the Board of the Company and designated Chief Executive Officer of the Company effective on July 1, 1990 and is currently acting as such Chairman and Chief Executive Officer and is so acting to the full satisfaction of the Company;
                  C. Under date of March 29, 1991, the Company and Executive entered into an employment agreement (the "Prior Agreement") whereby Executive was employed as the Company's chief executive for a term of six and one-half years ending December 31, 1996; the Executive also has been acting as the Company's Chief Financial Officer;
                  D. The Company and Executive are desirous of continuing the employment of Executive as chief executive officer of the Company after the expiration of the Prior Agreement and the Company is desirous of having the benefit of the Executive's advice after his retirement from employment with the Company as an advisor-consultant on matters of importance to the Company.
                  E. The Company believes that in order to continue to motivate and retain the services of the Executive, it is necessary that benefits available upon retirement be made available to the Executive and that the Executive be given the opportunity to acquire shares of the Common Stock of the Company;
                  F. The Executive has served as Chairman of the Board of the Company since June 22, 1990 and as its Chief Executive Officer since July 1, 1990. During the same period of time Executive has served as Chairman of the Board and chief executive and chief financial officer of Century Communications Corp., a New Jersey corporation ("Century") and as an officer and director of various subsidiaries of Century. The Company acknowledges that during this period when acting as both Chairman and Chief Executive Officer of the Company and of Century and as Chief Financial Officer of Century, the Executive has performed his services to the Company to the full satisfaction of the Board of Directors of the Company, and the Company is aware that the Executive may continue to serve as Chairman of the Board and Chief Executive Officer and Chief Financial Officer of Century during the full term of Executive's employment by the Company, and is agreeable to Executive continuing to act in such capacities with Century and various of Century's subsidiaries and affiliated Companies during his employment by the Company; and
                  G. The Company has requested the Executive to relinquish in this Agreement certain benefits that were made available to the Executive under the Prior Agreement and the Executive has expressed a willingness so to do and to continue his employment with the Company as its chief executive officer under the terms, provisions and conditions set forth herein including the providing of and making certain benefits available to the Executive prior to the commencement of the term of this Agreement, as defined, and the Company is desirous of continuing the employment of the Executive as its Chief Executive Officer under the terms, provisions and conditions set forth herein and is agreeable to providing certain benefits as provided for herein prior to the commencement of the term of this Agreement as defined.
                  NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, each to the other in hand paid and the receipt and adequacy of which is mutually acknowledged, the parties agree as follows:
                  1.       Employment; Duties.
      (a) The Company hereby employs and continues the employment of the Executive and the Executive hereby accepts such employment, for the duration of the Term (as herein defined) and upon the terms and conditions hereafter provided, as chief executive officer of the Company. As such chief executive, the Executive shall be in charge of and have final authority and responsibility for all phases of the activities, operations and business of the Company and its subsidiaries, subject only to such authority and responsibility which under applicable law cannot be delegated and which may only be exercised by the Board of Directors of the Company. The Executive shall be the most senior officer of the Company and report directly to the Board of Directors, and no officer of the Company shall have authority and responsibility greater than or senior to the Executive. All officers, employees and other personnel shall report directly or indirectly to the Executive. The Executive shall work with the Board of Directors in the formulation of a management succession program for future years.

     (b) The Executive presently acts as Chairman of the Board of the Company. During the Term (as herein defined) the Executive shall continue to be designated as the Chairman of the Board of the Company and the By-Laws of the Company shall continue to provide that the Chairman of the Board shall be the chief executive officer of the Company. Additionally, during the Term, the Executive agrees to serve, if it is mutually determined to be appropriate or if the Executive desires to be so elected or appointed, and for the period for which he is and from time-to-time shall be appointed or elected, as an officer of any subsidiary or affiliate of the Company. The Company shall not take any action to reduce the scope of the Executive's authority, position, functions, duties and responsibilities from that which is in effect at the date hereof and/or which is contemplated hereby, unless he shall otherwise consent in writing.

      (c) The Executive is currently a member of the Board of Directors of the Company. The Company shall use its best efforts to cause the Executive to continue to be a member of its Board of Directors throughout the Term, and shall include the Executive in management's slate for election as a director at every stockholders' meeting at which his term for director would otherwise expire and/or at the annual meeting of stockholders. The Company shall use its best efforts to cause the Executive to be a member of the Board of Directors of all subsidiaries of the Company throughout the Term (as herein defined). If elected to such, the Executive agrees to serve and continue to serve as a director and as a member of any committee of the Board of Directors of the Company and also agrees to serve, if elected, as a member of the Board of Directors of all subsidiaries of the Company, with the understanding and agreement that the Executive may resign from any such position at any time. During the Term of the Agreement, the Executive shall not receive a fee as a director or as a member of any committee of directors of the Company or any subsidiary of the Company.
              2. Term. The term of the Executive's employment under this Agreement shall commence on January 1, 1997 (subsequent to the termination of the Executive's employment under the Prior Agreement as defined herein) and expire on December 31, 2000 (the "Term"). Executive's employment under this Agreement may be terminated prior to the expiration of the Term, as hereinafter provided.
                  Unless the context shall indicate to the contrary, the phrase "terminate this Agreement" when used herein shall refer to the termination of the period of employment or the rendering of advisory services under this Agreement.
                  3. Compensation, Expenses and Benefits. For services rendered by the Executive during the period of his employment under this Agreement, the Executive shall be paid the compensation, benefits and expenses provided in Sections 3(a), (b), (c), (d), and (e). Additionally, Executive shall also be entitled to the other payments and benefits set forth in other sections of this Agreement.
                           (a)      Base Salary.  The Company shall pay to the
Executive a base salary ("Base Salary") of $900,000 for each year of the Term. The Base Salary shall be payable currently in accordance with the customary payroll practices of the Company but in no event less frequently than monthly and shall be subject to such withholdings as may be required by applicable law.

                           (b)      Stock Compensation.
                                    (i)     In addition to his Base Salary,
and in consideration of his entering into this Agreement, the Executive shall be awarded and Company agrees to and shall give and deliver to the Executive, upon the execution and delivery of this Agreement, 500,000 shares of the Series A Common Stock of the Company (as increased and augmented as provided in this subparagraph (i) and subparagraph (ii)). These shares (the "Restricted Shares")shall be registered in the Executive's name but shall be subject to a restriction period (the "Restriction Period") (after which all restrictions shall lapse) which shall mean the period commencing with the delivery of said shares to the Executive and ending with the first to occur of (i) the first January 1 next succeeding the expiration of the Term under this Agreement in accordance with its provisions on December 31, 2000, (ii) termination of employment by death of the Executive or by either the Executive or the Company under this Agreement in accordance with its provisions prior to December 31, 2000, provided that if the Executive is the chief executive officer on December 31 of the year in which such termination occurs or if the Executive is otherwise a "covered employee" for the purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended ("Code"), for the taxable year in which such termination occurs, the Restriction Period shall end on the next succeeding January 1 after such termination; provided further that if termination of employment occurs because of Executive's exercise of his voluntary option pursuant to Section 10(a)(ii), the Restriction Period shall end on the January 1 next succeeding the giving of notice of such termination, (iii) sale of all or substantially all of the assets of the Company, (iv) merger, consolidation or other amalgamation or combination of the Company, in which merger or other transaction the Company is not the surviving entity, or (v) a Change in Control or threatened Change in Control as defined in Section 15. During the Restriction Period, none of the Restricted Shares shall be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of except that the Executive shall not be precluded from exchanging any Restricted Shares for any other shares of the Company that thereby become similarly restricted by this Section or are similarly restricted. Except for the restrictions on the Restricted Shares during the Restriction Period set forth in the immediately preceding sentence, Executive shall have all of the rights of a shareholder with respect to the Restricted Shares, including without limitation the right to vote the shares and receive dividends and other distributions. During the Restriction Period, dividends and other distributions payable in capital stock of the Company received by the Executive shall be subject to the foregoing restrictions.
                                    (ii)    For the purposes of this Agreement,
EBIDTA means, for any period, consolidated net income or loss for such period, excluding gains or losses from extraordinary or non-recurring items, of the
Company and its consolidated or combined subsidiaries plus the sum of consolidated interest expense, depreciation and amortization expense, provision for income taxes, and all other non-cash expenses and income included in the determination of net income or loss. Notwithstanding the above, EBIDTA shall include the EBIDTA of any investment or subsidiary accounted for on the equity method of accounting to the extent of the Company's interest in same. Provided, however, if the Company or any of its subsidiaries has sold, discontinued or otherwise disposed of any of its subsidiaries, divisions or businesses (a "Disposed Property" or "Disposed Properties") during any period for which EBIDTA is to be computed, or during the Term, EBIDTA shall be computed as if each of such Disposed Properties had not been owned by the Company or a subsidiary during any part of the Term or during the fiscal year ended December 31, 1996.
Minority interests included in cash flow in accordance with the first two sentences of this paragraph shall be treated in a manner consistent with the immediately preceding sentence with respect to any Disposed Property. For all purposes for which EBIDTA is to be determined under this Agreement, EBIDTA shall be determined by the Company's independent public accountants utilizing for each of the applicable years those generally accepted accounting principles ("GAAP") which are in effect for the fiscal year ended December 31, 1996.
                  The foregoing award of shares shall be subject to the following provison: in the event that EBIDTA of the Company as above defined -
(A) for the fiscal year 2000, if the Term of this Agreement expires on December 31, 2000, or (B) for the year in which employment as chief executive officer terminates, in the event of voluntary termination during 1999 or 2000 pursuant to Section 10(a)(ii), or (C) for the fiscal year in which employment of Executive as chief executive officer is terminated by the Company for "good cause" as defined as Section 9(a)(ii) - is not in excess of the EBIDTA of the Company for the year ended December 31, 1996 by at least the following applicable percentages (the "Applicable Percentage"):

                           Applicable
                           Fiscal Year
                           Under (A), (B)                Applicable
                           or (C) above                  Percentage
                           Calendar Year 1997                 5%
                           Calendar Year 1998                 10%
                           Calendar Year 1999                 15%
                           Calendar Year 2000                 20%
the 500,000 Restricted Shares, as same may have been otherwise adjusted, shall be reduced by a fraction, the numerator of which is the difference between the Applicable Percentage and the actual percentage increase in EBIDTA for the particular applicable fiscal year and the denominator of which is the Applicable Percentage for the particular year. (If termination occurs during a fiscal year, the EBIDTA for such year shall be annualized based on the EBIDTA for the portion of the year prior to termination.) As an example of the application of the foregoing, assuming that termination of employment occurs at the end of fiscal 1999 and the actual EBIDTA for fiscal year 1999 is in excess of the EBIDTA of the Company for calendar year 1996 by 12%, then the reduction in Restricted Shares (assuming the 500,000 Restricted Shares have not been otherwise adjusted) shall be determined as follows:
    15% (the Applicable Percentage) minus 12% (the actual percentage for the particular applicable fiscal year)
          __________________________________________________________ =20%

                      15% (the Applicable Percentage
             multiplied by 500,000 = reduction in number of Restricted Shares The reduction of 20% results in the number of Restricted Shares being 500,000 minus 100,000 shares, or 400,000 shares.

Provided further, however, (I) the aforesaid formula shall apply and the number of Restricted Shares shall be reducible in accordance with such formula only if the Restriction Period terminates by reason of an event set forth in subdivisions (A), (B) or (C) above, (II) in the event that employment under this Agreement terminates by reason of the events set forth in subdivision (B) or (C) above, and only in such events, the aforesaid formula shall apply and the number of Restricted Shares shall be subject to reduction pursuant thereto, and the number of Restricted Shares shall be further subject to reduction by the fraction, the numerator of which shall be the number of full calendar months remaining in the unexpired portion of the Term at the date of the termination of employment under this Agreement pursuant to the events set forth in subdivision
(B) or (C) above, and the denominator of which is 48, and (III) if the Restriction Period terminates by reason of any event other than one referred to in subdivision (A), (B) or (C) above, there shall be no reduction in the number of Restricted Shares pursuant to the aforesaid formula and the aforesaid formula shall not be applicable.
                                    (iii)   The Company agrees that on and after
expiration or the prior termination for any reason, of employment under this Agreement, at the request, from time to time, of the Executive or his representative(s), the Company shall cause such of the Restricted Shares, as adjusted, which the Executive and/or his representative(s) then desire to sell or otherwise dispose of, to be registered under an effective Registration Statement prepared pursuant to the Securities Act of 1933, as amended, and to be registered (or the equivalent thereof) under all state securities laws, and to keep such registrations and registration statement current for a period of 12 months after its effective date, and to furnish the Executive and/or his representative(s), a reasonable number of prospectuses, to be used in connection with any such sale or disposition, all at the sole cost and expense of the Company, including without limitation, the cost of all legal fees and disbursements. Additionally, the Company agrees that promptly following the commencement of the Term (but in no event more than 60 days after the commencement thereof) it shall cause the Restricted Shares to be listed for trading on the New York Stock Exchange and that promptly after the number of the Restricted Shares is adjusted from time to time, (but in no event more than 60 days after each such increase or augmentation) the shares which have not previously been listed, shall be listed for trading on the New York Stock Exchange. Provided, however, that if the Common Stock of the Company at any relevant time is not listed for trading on the New York Stock Exchange, the Company's obligations with respect to listing of shares are set forth in this sub-paragraph, shall be satisfied by listing for trading of Restricted Shares, as augmented and increased, on the largest (measured by number of securities traded and listed) national securities exchange in which shares of the Company's Common Stock are traded with the national market system of NASDAQ being deemed a national securities exchange.
                  The Company shall and does hereby agree to indemnify and hold free and harmless, the Executive (and his representative(s)) from any and all claims, liabilities, obligations, actions, causes of actions, cost and expenses, including but not limited to legal fees and disbursements, arising out of or related in any way, to or by reason of, any and all data, information, representations and/or material relating to the Company contained in any of said registration statements and registrations, including, but not limited to financial statements which form part of such statements or are exhibits thereto or are incorporated by reference therein.

                           (c)      Benefits and Other Plans.
                                    (i)     Participation in Plans - Generally.
In addition to his Base Salary and Stock Compensation the Executive shall be eligible to participate in the Company's (A) 401(k) Plan, (B) Incentive Deferred Compensation Plan ("IDCP"), (C) Equity Incentive Plan ("EIP"), (D) Stock Purchase Plan, (E) Employees' Stock Ownership Plan, when adopted ("ESOP"), and, in each case, any successor Plans, and (F) any and all additional plans for executives and/or employees generally, and all medical, hospitalization, major medical, health, dental and eye care plans, sick leave, life or other insurance or death benefit, travel and accident insurance, termination pay, vacation, auto allowance, and any other fringe or employee benefit plans, programs and practices of the Company or its subsidiaries (collectively, "the Plans" and individually a "Plan") for which the Executive is or other key executives are or shall become eligible. Except as otherwise provided in this Agreement, in all instances where salary is relevant, the awards to be made to the Executive, all contributions of the Company and all other benefits will be determined on the basis of Executive's then Base Salary and stock compensation as provided in Sections 3(a) and 3(b), together with any bonus awarded pursuant to Section 4 during the immediately preceding year of the Term (or for the first full year of the Term if same is the applicable year).
                                    (ii)    Vesting of Grants Under The Plans.
All awards or grants to the Executive under any of the Plans, or otherwise, which are granted or awarded on and after the commencement of the Term, whether the award or grant is of shares of the Common Stock of the Company or options to acquire shares of the Company, or otherwise, shall vest and be free of all restrictions, if not previously vested and free of restrictions, on and no later than the expiration date of the Term of this Agreement on December 31, 2000, or the prior termination of employment, and the full credit balance in the Executive's account in all of said Plans, if not previously vested and free of restrictions, shall be deemed vested and free of restrictions on such date, as well as any amount credited to the account of the Executive for the year of termination. Provided however that the provisions of Section 3(b)(ii) shall remain applicable in the event of a termination of employment on December 31, 2000, or earlier termination pursuant to Section 9(a)(ii) or Section 10(a)(ii).
                                    (iii)  Vesting of Prior Grants.  Heretofore,
awards of cash, credit balances, shares of the Common Stock of the Company and options to acquire shares of Common Stock of the Company were awarded and granted to the Executive. All such grants and awards shall be deemed to vest in full and all restrictions thereon shall lapse (to the extent not already vested or lapsed) at the expiration of the Prior Agreement at the end of its term on December 31, 1996 or upon other earlier termination of Executive's employment under the Prior Agreement. Provided that, restrictions will not lapse for 361,281 restricted shares of Series B Common Stock of the Company awarded to the Executive on October 15, 1991 and April 14, 1992 and options to acquire shares of the Series B Common Stock of the Company granted to the Executive on April 1993 will not vest by reason of termination of employment if such termination is by the Executive pursuant to Section 10(a)(ii) of the Prior Agreement or by the Company pursuant to Section 9(a)(ii) of the Prior Agreement.
                                    (iv)    Life and Accident Insurance.
                                            A.       Pursuant to the Prior
Agreement the Company put into effect and presently maintains at the Company's sole cost a $3,000,000 life insurance policy on the life of the Executive. The policy was effected on a split-dollar insurance basis and the owner and beneficiary of the policy is a trust created by the Executive. To minimize the cost of maintaining this policy the Company desires to exchange said policy into a split-dollar life insurance policy utilizing both first-to-die and second-to-die life insurance on the lives of Executive and his wife Claire Tow. As further consideration for Executive entering into this Agreement it is agreed that the principal amount of said insurance shall be increased from $3,000,000 to $6,000,000 and shall be effected on a split-dollar life insurance basis with both first-to-die and second-to-die life insurance policies on the lives of Executive and his wife Claire Tow and with the applicant, owner and beneficiary thereof, to the extent of $6,000,000 of net proceeds, to be the aforesaid trust or another trust created by Executive. The Company at its sole cost and expense, and promptly after the execution of this Agreement but in no event later than 60 days immediately succeeding the date of this Agreement, shall effect said insurance through and with insurance companies authorized to do business in the State of Connecticut, and at its sole cost and expense shall pay all premiums on said $6,000,000 of insurance and at its sole cost and expense otherwise keep and maintain said $6,000,000 of insurance in full force and effect during the remaining term of the Prior Agreement, the Term and the Advisory Period and will do so free of all liens and loans. The amount of premiums to be paid by the Company on the applicable policy or policies shall be such that no later than the expiration of the Term of this Agreement or prior termination of employment under this Agreement, the said policy or policies shall be a fully paid-up policy or policies with no additional premiums being due.

In addition, in the event this Agreement is terminated prior to the expiration date of the Term for any reason other than the death of the Executive, and on such termination the said policy or policies is (or are) not a fully-paid-up policy (or policies), the Company shall forthwith make such payments of premiums so that said policy or policies is (are) fully paid-up and no additional premiums are due. The split dollar agreement and split dollar collateral assignment to be entered into by the applicable trust and the Company shall be in a form similar to the split-dollar agreement and collateral assignment presently in effect and referenced in subdivision B of this subsection 3(c)(iv). If the Executive, his wife and/or the applicable trustee or trust become subject to income and/or gift tax under the Code and/or applicable state law by reason of any premiums paid by the Company on said policies (whether paid directly to the insurance carrier or indirectly to the Executive or to the applicable trustee or trust) or with respect to the amounts of the PS 58 and/or PS 38 (or successor promulgations) values applicable to each policy and on any other amounts taxable to the Executive, his wife or the applicable trustee or trust, emanating from such arrangement, the Company shall pay such tax and fully reimburse on an after-tax basis the Executive, his wife or the applicable trust, as the case may be, therefor. Provided that the gift tax referenced in this subdivision A shall be the gift taxes to which the Executive, his wife and/or the applicable trustee or trust become subject which emanate from the arrangements contemplated in this subdivision A of this subsection 3(c)(iv).
                                      B.      Heretofore the Executive and the
Company have entered into a so-called split dollar insurance arrangement pursuant to which both second to die and first to die insurance on the lives of the Executive and his wife Claire Tow were effected with insurance carriers. The insurance was applied for and the policies are owned by and the beneficiary of the policies is the trustee of a trust created by the Executive, as grantor. The principal amount of insurance is such that on the death of the second to die of the Executive and his said wife there will be paid over to the said Trustee not less than the sum of $18,600,000. The aforesaid split-dollar insurance arrangement and policies of insurance were effected to replace a pension payment to Executive provided for in the Prior Agreement. In contemplation of the execution of this Agreement and in further consideration therefor and to induce Executive to accept this Agreement without any express provision providing for a pension created expressly for Executive (other than the form of pension made available to certain other employees of the Company), the Executive (and/or a trust created by Executive) and the Company shall put into place and effectuate promptly after the execution of this Agreement but in no event later than 60 days immediately following the date of this Agreement, an additional split dollar insurance arrangement utilizing both first to die and second to die policies of insurance on the lives of the Executive and his wife Claire Tow with companies licensed to underwrite such insurance in the State of Connecticut which will provide that on the death of the second to die of said individuals a payment of not less than $7,500,000 shall be made to the aforesaid Trustee or to a trustee of a trust concurrently being created by the Executive as grantor thereof. The arrangements for this additional split dollar life insurance shall be similar to that entered into for the aforementioned split dollar arrangement referenced in this subdivision B, including but not limited to payment of all premiums by the Company (but with the understanding and agreement that the policy or policies of insurance shall be fully paid up and all premiums paid on or before the termination of this Agreement). To the extent, if any, that the Executive, his wife and/or the applicable trustee or trust become subject to income and/or gift tax by reason of any premiums paid by the Company on the applicable policy or policies of insurance (whether paid directly to the insurance carrier or indirectly to the Executive or the applicable trustee or trust) or with respect to the PS 58 and/or PS 38 (or successor promulgations) values applicable to each policy and on any other amounts taxable to the Executive, his wife or the applicable trustee or trust emanating from said arrangement, the Company shall pay such tax and fully reimburse on an after-tax basis the Executive, his wife or the applicable trustee or trust, as the case may be, therefor. Provided that the gift tax referenced in this subdivision B shall be the gift taxes to which the Executive, his wife and/or the applicable trustee or trust become subject which emanate from the arrangements contemplated in this subdivision B of this subsection 3(c)(iv).
                                C.       Additionally, the Executive and his
wife shall each be entitled to coverage in the amount of $1,000,000 under the Company's paid Business Travel Accident Insurance Plan during the period of Executive's employment hereunder and thereafter when traveling on Company matters, with the beneficiary or beneficiaries to be designated by Executive and his wife respectively.
                  The provisions of this subdivision (iv) are subject to the provisions of Section 9(c) B.

                                    (v)     Payments and Distributions under
Compensation and Benefit Plans. Any provision in the 401(k) Plan and the IDCP Plan to the contrary notwithstanding (subject, however, to the provisions of
Section 7 and provided, with respect to the 401(k) Plan, that same does not result in the disqualification of such plan as a Qualified Plan under the Code), payments will be made to the Executive of the entire balances in his accounts under the IDCP and the 401(k) Plan on the date of termination of employment of the Executive for whatever reason or as soon as practicable thereafter in the instance of the 401(k) Plan, or if the Executive shall designate a later date or later dates for any of said payments, on such later date or dates.
                                    (vi)    Nonforfeitability.  Subject to the
provisions of Section 7, the Executive's benefits under any Plan which does not expressly provide for non-forfeitability of benefits, for any reason, and/or Executive's benefits under the provisions of this Agreement, shall not be subject to forfeiture except as expressly provided for in Section 5(b), notwithstanding any provision to the contrary in such plan for forfeiture or divestiture of benefits or compensation.
                           (d)      Expenses, Tax and Other Services.
                                    (i)     The Company will promptly pay or,
if not paid, reimburse Executive upon reasonable substantiation for, all expenses, including without limitation, travel and business entertainment expenses, incurred by Executive on behalf of or in connection with the conduct of the business of the Company. In connection with the rendition and performance of Executive's services, the Company shall provide Executive with the use of, and shall pay all costs of maintenance and repair of, an automobile of Executive's choosing, and a driver.
                                    (ii)    To enable the Executive to render
the most effective services practicable and to facilitate appropriate financial planning, and consistent with the Company's prior practice with respect to the Company's two immediately preceding Chief Executive Officers, the Company shall reimburse the Executive for costs incurred by him for tax, financial, investment, estate planning and other professional advice and services, including legal and accounting services, which may be rendered or incurred at any time during the Term, up to a maximum of $50,000 per year. Such payments shall be made on the Executive's requests therefor as such costs are incurred by him, and any of the $50,000 available for any year which is not utilized by Executive, may be carried over and shall be available for utilization by Executive in other years of the Term.
                           (e)      Accoutrements of Office.  Executive shall
also be entitled to all accoutrements of office that are currently being made available by the Company to the Executive and such additional accoutrements of office that are generally made available to chief executive officers of publicly held companies of the size of the Company, including without limitation an office, office furnishings, secretaries, and support and other personnel and assistance, transportation and any and all other services and facilities made available to Executive's immediate predecessor in office.
                           (f)      Vacation.  Executive shall be entitled to a
vacation of six weeks during each year of the Term, at times mutually agreeable to Executive and the Company. All payments and benefits to Executive shall be paid and continue during all vacation periods.
                           (g)      Place and Time for Services.  Executive's
base of operations shall be Fairfield County, CT (the "Base Area"), although Executive, at his election, may render his services from other locations. However, Executive shall not be required to render his services on a permanent or other than a temporary basis outside of the Base Area. Executive agrees, nevertheless, from time-to-time, to take such trips and travel outside said area as may reasonably be necessary in connection with his duties. In the event any trip or the contemplated duration of any trip by the Executive outside of the Base Area is more than two days, Executive's wife may accompany Executive and the costs and expenses incident to the Executive's wife shall be paid for or reimbursed by the Company. First class travel and deluxe lodging arrangements shall be made available to the Executive.
                  4.  Additional  Payments.  Nothing  in  Section 3 or any other provision of this Agreement shall preclude increases in Executive's compensation, including without limitation, additional benefits, bonuses, incentive awards and other payments or benefits as the Board of Directors or appropriate committee of the Board of Directors of the Company may approve, in its sole discretion, all of which payments and benefits are expressly authorized.
                  5.  Exclusivity.
                           (a)    Other Relationships.  The Company acknowledges
that Executive presently acts, performs and renders services as Chairman of the Board, chief executive officer and chief financial officer and as a member of the Board of Directors of Century Communications Corp., a New Jersey corporation ("Century") and as chief executive or other officer and/or as a member of the Board of Directors of Century's various subsidiaries and certain affiliated companies of Century. (Such subsidiaries and affiliated companies are deemed included within the meaning of "Century").

                                   The Company agrees
                                   (i) that  Executive may continue to render
and perform such services for Century and retain such offices, directorships or other offices in Century and any future subsidiaries or affiliated companies of Century and (ii) the Company shall make no claim of any nature against Executive or his legal representatives by reason of any such employment by or association with Century. Additionally, subject to the provisions of Section 5(b) (with respect to Executive engaging in competition materially detrimental to the Company), and without the necessity of seeking approval of the Board of
Directors of the Company, Executive may serve as a member of the board of directors, officer, partner or stockholder, or in any other similar position or capacity or provide services for any company, firm, person other than the Company (which shall be deemed to include all subsidiaries and all affiliates of the Company) and other than Century, concurrently with and after his employment under this Agreement, and further may engage in the management of his own affairs concurrently with his employment hereunder and thereafter. Executive shall retain for his account any and all compensation and other benefits payable to him with respect to services rendered to or for Century or to or for such other entities.
                           (b)      Additional Obligations.  All payments and
benefits to the Executive under this Agreement, other than those referenced in Sections 3(b) through 3(c) and Section 6 (the "Excluded Payments") during this period of his employment with the Company, shall be subject to the following provisions of this Section 5(b). Subject to the provisions of Sections 5(a) and, without limitation, excluding any employment or association with Century, if during the Term, the Executive, without the written consent of the Company, shall knowingly engage in competition with the Company which is materially detrimental to the Company and its subsidiaries taken as a whole, the Executive's rights to such payments or benefits (other than the "Excluded Payments") in the future shall terminate, and the Company's obligations to make such payments and provide such benefits shall cease; provided, however, that the Executive shall not be deemed to have knowingly engaged in such competition unless and until the Executive shall have received written notice, on behalf of the Board of Directors of the Company, from an independent consultant selected by those Directors who are not employees of the Company, specifying the conduct alleged to constitute such competition, and the Executive has thereafter continued to engage in such conduct after a reasonable opportunity and a reasonable period, (but in no event less than 60 or more than 120 days) after receipt of such notice to refrain from such conduct. In the event of discontinuance by the Executive, he shall not be or be deemed to be in violation of the provisions of this Section 5(b). Additionally, and without limitation,
Executive shall have the right to contest in appropriate forums the determination of the independent consultant. In no event shall the Executive be under any obligation to repay to the Company any amounts theretofore paid to him. Notwithstanding and without limitation of the foregoing, it is agreed that ownership by Executive and/or his wife of an interest in a publicly traded entity that is competitive to the Company and its subsidiaries, taken as a whole, without the rendition by the Executive of senior management services, shall not be deemed to be engagement in competition. The provisions of this Section shall constitute the sole contractual provisions between the Executive and the Company restricting the activities or conduct of the Executive or governing any forfeiture or divesting of entitlements or benefits. Any similar provisions in any Plan, or any other Company benefit plan, or elsewhere, shall terminate and be deemed terminated and be unenforceable to the extent inconsistent with or more burdensome to Executive than this Section, subject to the limitations of Section 7 of this Agreement.
                  6.       Advisory Term.
                           (a)      Advisory Services.
                                    (i)     General.  The Executive shall render
the advisory services described in this Section 6(a) as an advisor-consultant of the Company for the period commencing immediately upon (A) the scheduled expiration of the Term, or (B) the prior termination of employment under this Agreement by the giving of notice by the Executive pursuant to Sections 10(a)(ii) which notice does not include notice of cancellation by Executive of the Advisory Period, or (C) the prior termination of employment under this Agreement by Executive by the giving of notice pursuant to Section 10(a)(iii) which does not include notice of cancellation by Executive of the Advisory Period. The Advisory Period shall continue through the fifth anniversary of the commencement date thereof (the "Advisory Period"); with the understanding that in the event termination is effected pursuant to Section 10(a)(iii), as a pre-requisite to the commencement of the Advisory Period the Executive shall certify or represent that he is physically and mentally capable of rendering the advisory services delineated in the next succeeding sentence, notwithstanding but subject to the illness or disability referenced in Section 10(a)(iii).

During the Advisory Period, the Executive will provide such advisory services concerning the business, affairs and management of the Company as may reasonably be requested by the Board of Directors of the Company, but shall not be required to devote more than 30 hours each month to such services, which shall be performed at a time or times and at places which are mutually convenient to both parties and which are consistent with the Executive's other employment and private activities. Services may be performed via telephone. The Executive may engage in other full time employment during the Advisory Period, provided that during the Advisory Period the Executive shall not engage in full time employment that is in materially detrimental competition with the Company or any of its subsidiaries or affiliates (as provided for in Section 5(b)), it being agreed without limitation that employment by Century or the rendition of services for or to Century is not and shall not be deemed in competition with the Company or any of its subsidiaries or affiliates. During the first year of the Advisory Period, the Executive shall be entitled to receive a payment in an amount equal to 50% of Executive's Base Salary for the 12-month period of the Term immediately preceding expiration or termination of employment under this Agreement, and during each subsequent year of the Advisory Period, the Executive shall be entitled to receive 110% of the amount due and/or paid to the Executive pursuant to this sentence during the immediately preceding year of the Advisory Period. Such payments are referred to as the Advisory Payments. Provided, however, that in the event this Agreement is terminated by death or Permanent Incapacity of Executive, as hereafter defined, or without "good cause", as hereafter defined, the Company shall pay to Executive or his legal representatives (as provided in Sections 9 and 10) and without limitation of any of Executive's other rights and remedies, a lump sum payment equal to the commuted value of the Advisory Payments for the entire or balance of the Advisory Period, as the case may be, determined in accordance with Section 13 hereof.
                                    (ii)    Termination.  Notwithstanding the
foregoing, coincident with, or at any time after, the commencement of the Advisory Period, the Executive, on notice to the Company may terminate the Advisory Period and not be required to render any additional advisory services, and have no further obligations to the Company in the event such notice is based on the advice or recommendation of Executive's physician(s) or other medical and/or mental health practitioner(s) that continued rendering of his services and acting as an advisor-consultant might have an adverse effect on the Executive's physical or mental health (a "Disability Notice"). In the instance of such termination, in addition to any other rights and payments, Executive and his wife may have or be entitled to under this Agreement, Executive shall receive and the Company shall pay Executive an amount equal to the present commuted value determined pursuant to Section 13 of Advisory Payments for the remaining balance of the Advisory Period. Additionally the Executive may terminate services during the Advisory Period by giving notice to the Company similar to the type of notice provided for in Section 10(a)(ii), in which case Executive shall be entitled to receive in addition to any other rights and payments Executive and his wife may be entitled to under this Agreement, the payments and benefits set forth in Section 9(d).
                           (b)      Other Matters.  During the Advisory Period
and for such further period as may be mutually agreed (in the event that subsequent to the end of the Advisory Period there should then be a business relationship between the Company and the Executive), the Company at its expense shall provide Executive with and maintain in good repair and condition, an appropriate private office outside the Company's offices (taking into account the position held by the Executive and his length of service and contribution to the growth and development of the Company) at a location acceptable to the Executive, appropriate office furnishings, all utilities, equipment, parking privileges, office and secretarial assistants and other amenities and accoutrements of office (all of which are referred to as "Advisory Support"), it being understood and agreed that such Advisory Support is to be and is being provided for the Company's benefit, and provided, however, that until the Executive's new office is ready (it being agreed that same will be ready no later than 90 days immediately succeeding commencement of the Advisory Period), the Company shall provide Executive with and maintain in good repair and condition an appropriate temporary private office together with office and secretarial assistants and other services which were available to Executive when acting as chief executive officer. The Advisory Support shall be equivalent to that provided to the Executive currently at the Company's headquarters, as same may be augmented during the Term. The Company shall be responsible for the hiring, employment by the Company and compensation, including benefits, of the personnel forming part of the Advisory Support and for all required moving and relocation expenses. In lieu of the Company providing the Exective with Advisory Support, as aforesaid at the Company's expense, the Exective at his option may elect to make other arrangements for himself at any time during which the Company is obligated to provide the same and to receive from the Company for each twelve month period during the Advisory Period, or the remaining term thereof, as the case may be, a payment of $90,000, increased by the increase in the Consumer Price Index as defined in Section 12 from the date hereof to the first day of the applicable twelve month period for each twelve-month period following such election, payable in full on the date specified in said election, and annualized in the event that the final period within the Advisory Period is less than twelve months. If Executive is provided, and avails himself, at no cost to himself, of an office and secretarial and and office administrative support equivalent to Advisory Support, by any other business entity from which office he renders services as advisor or consultant, the Company shall not be required to provide compensation (or payments in lieu thereof) for such office and support for the period of his use of the office under these circumstances.

                 7. Waivers; Limitations of Law. The Company shall make such waivers, amendments to Plans or consents under Plans, or amendments and consents in connection with other benefits provided for herein, as may be necessary to carry out the intent of Sections 3(b) and 3(c). However, in no event shall the Company or any Plan take any action which would (A) contravene applicable law,
(B) bring about the disqualification of any Plan under the Code of any Plan presently so qualified under the Code, or (C) eliminate any exception from liability under Section 16(b) of the Securities Exchange Act of 1934 for any director or officer subject thereto. If, by reason of any matter referred to in this Section, any action cannot be undertaken at the time at which it is expected, requested or proposed by the Executive, it (or as much thereof as shall be permissible) shall be undertaken at the earliest time possible thereafter, or in the case of a request for deferred payment, at the time closest to that requested which is permissible without contravening this Section. To the extent that benefits under a Plan or other benefits or payments provided for herein would be lost to the Executive permanently or for any period of time by reason of this Section, the Company shall provide such benefits supplementarily outside such Plan or in an alternative form within the Plan which will not disqualify the Plan.
                  8. Continued Availability of Benefits after Retirement. The payments provided under this Agreement for the Executive are not intended to limit or eliminate any benefits to which the Executive (or, after his death, his beneficiaries or estate) or his wife is or may be or become entitled under any of the Plans. Subsequent to the period of his employment under this Agreement (whatever the cause or basis for any termination may have been) and during the lifetime of the Executive and the lifetime of his wife, the Executive and/or his wife shall be eligible to receive all benefits (or their equivalents or counterparts) which he and his wife now enjoy or for which he or his wife are or may become eligible (whether or not retired key employees or their spouses would otherwise be eligible therefor) under the Plans of the Company and its subsidiaries. The coverage of the Executive and his wife under the health, hospital, medical and similar Plans, shall continue to be maintained, until the last covered person has died, at no less than the benefit levels applicable on the retirement date of the Executive or the termination or expiration of the Term. No amendment to any Plan shall be carried out which shall deprive the Executive or his wife from continuing to participate in and receive the aforesaid benefits and all other benefits provided for in this Agreement, unless the Executive or his wife is compensated by supplemental payments outside said Plan so that he or she is in no way prejudiced by any such Plan amendment. Additionally, after expiration of the Term and/or the Advisory Period, or prior termination of employment or services rendered by the Executive either by the Company or by the Executive, for any reason, the life insurance coverage and entitlement of the Executive and his wife shall be continued at the level of coverage set forth in Section 3(c)(iv) as provided for in said Section (whether by payment of premium or as otherwise provided for in Section 3(c)(iv)) until his death and if applicable, until the last to die of the Executive and his wife, in all cases without diminution of any of the Company's obligations under
Section 3(c)(iv). The Executive may convert such insurance arrangements into new or different insurance coverages or substitute different insurance arrangements, as he shall determine from time to time, and also may extend coverage to his wife and extend the period to include her lifetime; provided, however, that if the Executive should elect to make any such different arrangements, the total cost on an actuarial basis of the insurance coverage which shall be borne or be expected to be borne by the Company shall not exceed the cost to the Company on an actuarial basis of maintaining (for the remainder of the Executive's life and if applicable, that of Executive's wife) the level of life insurance coverage to which the Executive is entitled as described above. Such costs on an actuarial basis shall be determined as provided in Section 13 hereof. The implementation of this paragraph shall be subject to the provisions set forth in paragraph 7 hereof.

                  9.       Termination by Company; Death.
                           (a)      Death or Termination for Good Cause.  The
death of the Executive shall constitute a termination of employment during the Term and advisory services during the Advisory Period. Additionally, the Company shall have the right to terminate employment during the Term or services during the Advisory Period only under the following circumstances:
                                     (i) Upon notice from Company to Executive
         in the event of an illness or other disability which has incapacitated Executive from performing his duties for twelve consecutive months ("Permanent Incapacity").
                                    (ii) For "good cause" upon notice from
         Company. Termination by Company of Executive's employment for "good cause" as used in this Agreement shall be limited to (A) chronic alcoholism or chronic drug addiction materially and injuriously affecting the Executive's performance, (B)willful malfeasance by Executive, consisting of his refusal without proper cause to perform his duties of chief executive officer under this Agreement which refusal has a materially injurious effect on the Company's business,
         (C) Executive's conviction of a felony involving moral turpitude and related directly to the conduct of Executive's office (which through  lapse of time or  otherwise,  is not subject to appeal) or
         (D) knowingly engaging in and not thereafter refraining from competition as provided for in Section 5(b); provided, however, that such termination shall be effected only by written notice thereof delivered by the Company to the Executive specifying in detail the basis for termination, and shall be effective as of the date which is 30 business days after receipt of such notice by the Executive; provided further, however, that if (i) such termination is by reason of Executive's willful malfeasance without proper cause to perform his duties as chief executive officer under this Agreement, and (ii) within 30 days following the date of receipt of such notice Executive shall cease his refusal and shall use his reasonable efforts to perform such obligations, the termination shall not be effective. Without limitation, Executive shall have the right to contest or challenge in appropriate forums any termination for "good cause".
                           (b)   Consequences of Termination under Section 9(a).
If this Agreement is terminated pursuant to Section 9(a) above, Executive's rights and Company's obligations hereunder shall forthwith terminate except as expressly provided in this Agreement. In the event the Company does not exercise its right of termination under Section 9(a)(i) or 9(a)(ii), all of the payments and benefits due or to become due to Executive, and/or his wife and/or his designated beneficiaries or legal representatives shall continue to be made and accrue as if and to the same extent that Executive was fully performing his obligations hereunder.
                           (c)   Consequences of Termination under Section 9(a)
(i). If this Agreement is terminated by reason of death of the Executive or pursuant to Section 9(a)(i) hereof, Executive or his designated beneficiary or beneficiaries or legal representatives, as the case may be, shall be entitled to receive the following:

                                    A.The   then   present    commuted    value,
         determined pursuant to Section 13, of the aggregate of (i) 100% of Executive's Base Salary accrued to date of termination, and 150% of the Executive's Base Salary for the balance of the Term, without obligation of the Executive to provide any of the services provided for in
         Section 1 for said balance of the Term, (ii) 100% of Executive's Advisory Payments for the full term of the Advisory Period (or if such death occurs during the Advisory Period for the balance of the Advisory Period) without obligation of the Executive to provide any of the services set forth in Section 6(a); (iii) 100% of the amount in Executive's account in the IDCP and in the 401(k) Plan together with such additional amount that would be in such Plan for the benefit of Executive had this Agreement not been terminated by the Company and Executive rendered his services during the balance of the Term;
         (iv) 100% of all monies, shares and options in or allocated to Executive's account in the ESOP and in all other Plans, all fully vested and without restrictions of any kind; (v)100% of all options and shares which are in the Executive's account in the EIP (other than the 500,000 shares referred to in Section 3(b)which are governed by Section 3(b)); and (vi) a bonus for each year or the fraction thereof for the remainder of the Term based on the average amount of the bonuses paid immediately preceding death;
                                    B.In the instance of termination by reason
         of death subsequent to the death of his wife, the proceeds of the policy or policies of life insurance referenced in Section 3(c)(iv), subject to the terms of the split dollar arrangements referenced in said section, relating to the $6,000,000 and $7,500,000 of insurance, and, in the instance of termination by reason of death prior to the death of his wife, or under Section 9(a)(i), a fully paid up policy or policies of life insurance in the principal amounts set forth in
         Section 3(c)(iv); and
                                    C.Continued participation for Executive and
         his wife during their respective lifetimes in all health, medical and hospital plans of the Company made available for senior employees, with the Company paying all premiums and charges in connection therewith with the understanding and agreement that in the event such continued participation is not permitted or available under one or more of said plans, the services and benefits provided in such plan or plans shall be made available by the Company to and for Executive and his wife, at the Company's cost, outside of such plans.

                           (d)      Consequences of Termination under 9(a)(ii).
If Executive's employment or services are terminated pursuant to Section 9(a)(ii), or terminated as provided in the last sentence of Section 6(a)(ii), Executive shall be entitled to receive the following:

                                A.  The present  commuted value  determined
        pursuant to Section 13, as of the date of termination of (i)100% of the amount in Executive's account in the IDCP and 401(k) Plan, (ii) 100% of all monies in Executive's account in the ESOP and in all other Plans, (iii)100% of all options and shares which are in the Executive's account in the EIP(other than the 500,000 shares referred to in Section 3(b) which are governed by Section 3(b)) and which are fully vested as of the date of termination, (iv) Base Salary for services rendered through the date of termination, and (v), in the event of termination of services during the Advisory Period, Advisory Payments for services rendered through the date of termination;

                                B. Fully paid-up policy or policies of life insurance in the principal amounts set forth in Section 3(c)(iv); and

                                C.   If the Executive is  employed as chief
        executive officer on December 31 of a fiscal year or is otherwise a covered employee for purposes of Section 162(m) of the Code for such fiscal year, payment of the Executive's account in the ESOP and all other deferred benefit Plans shall be made in the next succeeding fiscal year.

                           (e)      Challenge or Contest.  Without limitation on
his rights and remedies,Executive shall have the right to challenge or contest any termination by the Company pursuant to Section 9(a)(i) or 9(a)(ii) by appropriate legal action, before any court and to obtain damages from the Company (including without limitation, legal fees and expenses) and in addition thereto the payments, proceeds and participations set forth in Section 9(c) if and to the extent that such termination is determined by final non-appealable court order of a court having jurisdiction to have been wrongful. Failure of such court order to find that the Company terminated employment under this Agreement for "good cause" as defined, shall be deemed to be a determination that the termination by the Company was wrongful.
                           (f)      No Reduction.  Nothing in this Section 9
shall adversely affect the rights of the Executive or his wife under Sections 6 and 8, which shall survive termination of employment and services hereunder, or reduce or diminish the number of Restricted Shares to which Executive is entitled pursuant to Section 3(b) and such number of shares shall only be reduced or diminished as expressly provided in said Section 3(b).
                  10. Termination by Executive and Wrongful Termination by the Company.

                           (a)      Termination by Executive.  The Executive
shall have the right, exercisable by notice to the Company, to terminate services during the Term, the Advisory Period and this Agreement (i) effective 30 days after the giving of such notice, if, at any time during the Term or the Advisory Period, the Company shall be in material breach of any of its obligations hereunder, provided that services during the Term or the Advisory Period, or this Agreement, shall not so terminate if within such thirty-day period the Company shall have cured all such material breaches of its obligations hereunder; or (ii) after this Agreement has been in effect for 25 or more months after December 31, 1996, at any time, in Executive's option and discretion, effective no less than 30 days after the giving of notice of termination, which notice may be given at any time on or after January 1, 1999; or (iii) effective 30 days after the giving of notice in the instance of an illness or disability to Executive which is not a Permanent Incapacity under
Section 9(a)(i), and the Executive's physician(s) or other medical and/or mental health practitioner(s) advise or recommend that the continuance of Executive in his employment with the Company would or might have an adverse effect on Executive's physical or mental health. If, within 30 days after receiving notice from the Executive pursuant to Section 10(a)(iii), the Company shall give notice to the Executive that the Company wishes the Executive to continue to remain as chief executive of the Company notwithstanding such illness or disability with the Executive only being required to render services subject to the limitations and restrictions of such illness or disability and without diminution of compensation and benefits, the effectiveness of the notice of termination of employment given by the Executive shall be postponed for a period, designated by the Company in its notice but not in excess of four months, at the end of which the Executive shall reconsider his notice of termination in light of the condition of his illness or disability at that time, provided that, if the Executive shall give further notice of termination at the end of such period, termination of employment shall occur 10 days after the giving of such notice.

The parties  acknowledge  and agree that a material  breach for purposes of this
Section 10 shall include, but not be limited to (i) failure of Executive to be elected or retained as Chairman of the Board and Chief Executive Officer of the Company or the failure of the Company to cause Executive to so serve in such positions, (ii) a reduction by the Board of Directors (other than an incidental or immaterial reduction) in the Executive's authority, functions, duties or responsibilities provided in Section 1 (whether or not accompanied by a change in title) which has not been fully corrected within the 30-day period immediately succeeding the giving of notice thereof to the Company, (iii) the Company's requirement that all persons and personnel (or causing all persons or personnel to) report directly or indirectly to other than Executive or (iv) the Company's failure to cause Executive to be the senior officer of the Company.
                           (b)      Certain Consequences.  In the event of
termination by the Executive in accordance with the foregoing procedures or in the event of the termination of this Agreement or employment or advisory services by the Company in breach of any of its obligations under this Agreement, or by the Executive by reason of such breach by the Company, the following provisions shall apply:
                                    (i)     The Executive shall have no further
         obligations or liabilities to the Company whatsoever    which   shall
         survive   such termination,  except as set forth in Section 6.

                                    (ii)  In  the   event  of   termination
         occasioned by breach by the Company, then on the date of such termination, the Company shall pay as damages in a lump sum, the sum of $1,000,000 plus the monies, shares and options set forth and enumerated in Section 9(c)A, and there shall be paid over to Executive and additionally he shall be entitled to receive, the benefits set forth in Sections 9(c) B and C. In this connection, the payment and benefit pursuant to Section 9(c)B shall be the same as the payment and benefit provided in the instance of termination under 9(a)(i).
                                    (iii)   In the event of termination of
         employment or termination of advisory services under this Agreement by Executive at his option pursuant to Section 10(a)(ii) (but not under Section 10(a)(iii)) after this Agreement has been in effect for twenty-five months, then on the date of termination the Company shall pay to Executive and Executive shall be entitled to receive the payments and benefits provided for in Section 9(d). Provided that in the event the Executive commences rendering advisory services and thereafter terminates the Advisory Period by a Disability Notice in accordance with the provisions of
         Section 6(a), Executive shall receive and the Company shall pay the Executive the amount equal to the Advisory Payments for the balance of the Advisory Period.
                                    (iv)    In the event of termination by the
         Executive pursuant to Section 10(a)(iii), then on the date of termination, the Company shall pay to Executive and Executive shall be entitled to receive the payments and benefits provided for in
         Section 9(c) in the instance of termination under Section 9(a)(i), with the understanding that the Advisory Payments shall only be included in such payments in the event the Executive does not make the certification or representation referenced in Section 6(a) and does not commence rendering, or continue the rendering  of,  advisory  services,  provided  that  in the  event  the
         Executive  commences   rendering,   advisory  services  and  thereafter
         terminates the Advisory Period by a Disability Notice in accordance with the provisions of Section 6(a), Executive shall receive and the Company shall pay the Executive the amount equal to the then present commuted value of the Advisory Payments computed in accordance with
         Section 13 for the balance of the Advisory Period, in addition, but without duplication, to the payments provided for in the first four lines of this subdivision (iv) ending with the words "Section 9(a)(i)".

                           (c)      Vested Rights not Affected.  Any termination
under Section 10(a) shall not affect any vested rights which the Executive may have at the effective date of such termination pursuant to any insurance or other death benefit plans or arrangements of the Company or under any stock option, stock appreciation right, bonus unit, management incentive or other plan of the Company maintained for its senior executives not referenced in Sections 9(c) A, B and C, 9(d) and Section 10(b), all of which rights shall remain in full force and effect (and any period shall not be deemed shortened as a result of the Executive's termination of employment, notwithstanding the provisions of any related plan, agreement or certificate issued thereunder), nor shall such termination affect the obligations of the Company to continue to provide the Executive with the other benefits, support services, Advisory Support, and other entitlement required to be provided to the Executive under this Agreement.
                           (d)      Mitigation.  In the event of the termination
of this Agreement by the Executive pursuant to Section 10 or by reason of breach by the Company of any of its obligations hereunder, or in the event of the termination of this Agreement by the Company pursuant to Section 9(a)(i) or other than pursuant to Section 9(a)(ii), the Executive shall not be required to mitigate his damages hereunder and payments and benefits to be made in event of termination under Section 10 or Section 9(a)(i) or by reason of breach by the Company of any of its obligations hereunder or other than by reason of
Section 9 (a)(ii), shall not be limited or reduced by any amount Executive might earn or be able to earn from other employment or ventures.
                           (e)      Excess Parachute Payments.  The parties
believe that the above payments or benefits pursuant to Section 10(b)(ii) do and will not constitute "Excess Parachute Payments" under Section 280G of the Code. Notwithstanding such belief, if any such payment or benefit under
Section 10(b)(ii) is determined by the United States Internal Revenue Service to be an "Excess Parachute Payment" the Company shall pay Executive additional amounts (the "Tax Payment") on a fully reimbursed after-tax basis equal to the sum of excise tax under Section 4999 of the Code, income taxes under Subtitle A of the Code and all other taxes under applicable state law on such Excess Parachute Payments.
                           (f)      Remedies.  The Company recognizes and agrees
that because of Executive's special talents, stature and opportunities that the provisions of this Agreement regarding further payments of Base Salary, Advisory Payments and the other payments, the benefits as provided for in
Section 10(b)(ii), constitute fair and reasonable provisions for the consequences of such termination and do not constitute a penalty.
                           (g)      No Reduction.  Nothing in this Section 10
shall adversely affect the rights of the Executive or his wife under Sections 6 and 8 or reduce or diminish the number of Restricted Shares to which Executive is entitled pursuant to Section 3(b) and such number of shares shall only be reduced or diminished as expressly provided for in said Section 3(b).
                  11.      Indemnity, Directors' and Officers' Insurance.

                           (a)      The Company agrees to and confirms its
obligations, among others, to indemnify the Executive as an officer, director, employee and agent, and its related obligation to advance funds for expenses to the Executive as contained in the Company's certificate of incorporation, by-laws and any other instruments or provided for by law or otherwise. Such obligations shall be in scope the greatest of (i) the obligations existing as of the date hereof, (ii) the obligations as they may be amended or otherwise revised in the future, or (iii) the maximum protection available for officers and/or directors under applicable law. The Company agrees that it will use its best efforts to the end that the By-laws and Certificate of Incorporation of the Company shall not be amended to reduce any indemnity protection presently available to officers and/or directors.
                           (b)      The Company presently maintains Directors
and Officers Insurance in limits of $25,000,000. The Company agrees to maintain Directors' and Officers' Insurance (at a minimum in such limit) covering the Company's obligation, among other things, to indemnify the Executive for loss, liability and expense resulting from litigation relating to his activities as an officer, directors, employee or agent of the Company and insuring the Executive against such loss, liability and expense, with coverage at least as high as the insurance now maintained by the Company, and, following termination of employment under this Agreement, to maintain equivalent coverage for the executive, on an "occurrence" basis (or as a named former officer and director on a "claims made" basis) or otherwise, for his activities during the Term and Advisory Period and additionally while he is in the service of the Company.
                  12.      Consumer Price Index.
                           (a)      Whenever used herein the words "Consumer
Price Index" shall mean the New York-Northeastern New Jersey Area Consumer Price Index for Urban Wage Earners and Clerical Workers (or if publication of that index is terminated, any substantially equivalent successor thereto), as published by the Bureau of Labor Statistics of the United States Department of Labor or similar agency if such bureau is disbanded.

                           (b)      If at any time that a computation based on
an increase in the Consumer Price Index for any specified period is required under the terms of this Agreement and the appropriate percentage increase in the Consumer Price Index is not yet available, the percentage increase will be assumed to have been the same as the increase for the most recent period of the specified duration for which information is available. If at any time a computation is required to be made under this Agreement based on the Consumer Price Index as of any date or month, the most recent Consumer Price Index which is available on that date or at the end of such month shall be used.
                           (c)      In comparing Consumer Price Indexes the same
lag time or procedure to reflect a delay in the availability of information will be used for each. In the case of any adjustment or corrections in the Consumer Price Index appropriate payments or credits between the Company and the Executive shall be reflected in the first monthly payment after current or corrected information becomes available.
                  13.  Determination of Benefits.  Whenever under this Agreement it is necessary to determine actuarially equivalent continuing benefits, or whether one benefit, cost or payment is less than, equal to or larger than another (whether or not such benefit, cost or payment is provided under this Agreement), or to make any determination or calculation specifically designated in this Agreement to be made in accordance with this paragraph 13, or the present or commuted value of payment or payments to be made in the future or over a period of time, or whenever either party hereto requests that any calculation relevant to this Agreement be made or a procedure for a calculation be established or the accuracy of a calculation be checked, such determination, calculation or procedure shall be made by an independent actuary acceptable to the Executive and the Company, using when such information is needed the mortality tables then currently in use for purposes of the Company's Pension Plan (assuming 100% joint and survivor benefits), and the discount rate of 8% per year.
                  14. Merger, Consolidation, or Sale of Assets or Stock. Nothing
in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets or capital stock to, another corporation or business organization which expressly assumes in writing this Agreement and all obligations and undertakings of the Company to the Executive under this Agreement or any corporate instrument, by-law, certificate of incorporation, benefit plan, program or practice, other corporate undertaking, agreement or law. Upon such a consolidation, merger or transfer of assets or stock and assumption, the term "Company" shall refer to such other corporation or business organization, and this Agreement shall continue in full force and effect, and such other corporation or business organization shall, ipso facto, assume, in writing, this Agreement and all other obligations of the Company contemplated by this Agreement. No such consolidation, merger or transfer shall relieve the Company from any of the Company's obligations under this Agreement without the written consent of the Executive or if Executive is deceased or permanently incapacitated, of his surviving wife, or if surviving wife is deceased or permanently incapacitated, the Executive's legal representative.
                  15.      Additional Option To Acquire Shares.
                           (a)      In the event of a threatened or actual
Change in Control, as defined in Section 15(c) the Executive shall have the right and option, exercisable by Executive in Executive's discretion, from time to time during the period set forth below, by notice to the Company (the "Option Notice") to acquire from the Company up to 6,000,000 shares, in the aggregate
(the precise number of shares to be determined by the Executive in his discretion), of the Series A Common Stock or Series B Common Stock, or a combination of Series A and Series B Common Stock, as the Executive may
determine, ("Common Stock") of the Company (adjusted as set forth in Subsection (b)) at a price per share, to be paid by Executive, equal to the Closing Price (as hereafter defined) of said stock on the date of the giving of the Option Notice, or if such day is a Saturday, Sunday or Holiday, on the immediately preceding business day on which securities are generally traded (the "Applicable Date"). The Option Notice shall be given on or before the latest of
(i) the expiration date of the Term as set forth in Section 2, (ii) the expiration date of any renewal or extension of this Agreement or any other employment agreement between Executive and the Company (the "New Agreement") and
(iii) six months following the termination of Executive's Employment with the Company subsequent to the Term or the term of any New Agreement. The Closing Price shall be the last such reported sales price, regular way, on the
Applicable  Date,  or,  in  case no  such  reported  sale  takes  place  on such particular day, the average of the closing bid and asked prices, regular way, for such particular day, in each case on the principal national securities exchange or in the NASDAQ-National Market System (the "Securities Exchange") on which the shares of Series A Common Stock and/or Series B Common Stock, as the case may be, are listed or admitted to trading or, if not listed or admitted to trading, the average of the closing bid and asked prices of the Common Stock in the over-the-counter market as reported by NASDAQ or any comparable system, as adjusted pursuant to Subsection (b). Payment shall be made by the Executive within ten business days following the giving of the Option Notice.
                           (b)      The number of shares subject to the option
set forth in subsection (a) above, shall be adjusted to reflect, after the date of this Agreement, any (i) declaration or payment of dividends in the form of Series A Common Stock, Series B Common Stock or other common stock of the Company, (ii) stock splits, (iii) subdivisions or combinations or reclassifications of outstanding Series A or Series B Common Stock or (d) the issuance to holders of Series A or Series B Common Stock of options, warrants or rights to acquire additional shares of such respective series and any other distribution made by its Company to holders of Series A Common Stock or Series B Common Stock, as the case may be, and the Option Price shall be adjusted to reflect all of the foregoing.
                           (c)      A "Change in Control" of the Company shall
be deemed to occur when (A) any person or group of affiliated or related persons (other than a group of which Executive or an entity controlled by Executive is a participant and other than an employee benefit plan of the Company) acquires, directly or indirectly, voting securities or assets of the Company if, immediately after giving effect to such acquisition, such person or group of affiliated or related persons either (i) beneficially owns 9% or more of the total voting power of all of the Company's voting securities outstanding at the time of such acquisition, or 9% or more than the fair market value of the Company's issued and outstanding stock, or (ii) within the preceding 12-month period acquired the voting power referenced in (i) above, or (iii) within the preceding 12-month period acquired 20% or more of the assets of the Company, or
(iv) otherwise effectively controls the operations of the Company, whether by control of its Board of Directors, by contract, or otherwise, or (B) a majority of the members of the Board of Directors of the Company is replaced during the preceding 12-month period by directors whose appointment or election was not endorsed by the prior Board. Without limitation, a threatened Change in Control shall be deemed to have occurred when any person or group of persons acquires such ownership of securities of the Company that such person or group files or is required to file Forms 13D and 13G or otherwise files or is required to make a filing pursuant to Regulation 13d under the Securities and Exchange Act of 1934, as amended.
                  16.      Miscellaneous.
                           (a)      Decisions by Company.  Except as otherwise
expressly provided in this Agreement, any decision, designation, consent or other action by the Company relating to this Agreement, its operation or its termination, shall be made by the Board of Directors, or at the direction of the Board of Directors, when so requested by the Executive.
                           (b)      Entire Agreement.  This Agreement sets forth
the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties and may not be modified except by an agreement signed by the Executive (and/or where applicable his legal representatives and his wife) and the Company.
                           (c)      Assignability.  This Agreement, and the
Executive's rights and obligations hereunder, may not be assigned or delegated by the Executive; provided, however, that nothing in this subsection (c) shall preclude (i) the Executive from designating a beneficiary to receive any benefit payable on his death, and (ii) the legal representatives of the estate of the Executive or his wife from assigning any rights hereunder to the person or persons entitled thereto under his or her will or, in case of intestacy, to the person or persons entitled thereto under the laws of the intestacy. Except as expressly provided for in Section 14, this Agreement and the Company's rights and obligations hereunder, may not be assigned or delegated by the Company.
                           (d)      No Attachment.  Except as otherwise required
by law, no right to receive payments under this Agreement shall be subject to encumbrance, charge, execution, attachment, levy or similar process or assignment by operation of law, and any attempt voluntary/or involuntary, to effect any such action shall be null, void and of no effect.
                           (e)      Binding Agreement.  This Agreement shall be
binding upon and inure of the benefit of the Executive and the Company and their respective permitted successors and permitted assigns.
                           (f)      No Waiver.  No term or condition of this
Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

                           (g)      Expenses and Legal Fees.  The Company shall
pay all legal fees (which shall include without limitation, fees of tax advisors and tax counsel and associated expenses and disbursements) incurred by Executive in the negotiation and execution of this Agreement. Additionally, the Company shall pay all legal fees of litigation, and other expenses incurred by the Executive, his wife, or the estate, legal representative or other beneficiary of either ("Claimant") (i) as a result of (A) the Company's refusal to make payments or failure to make payments when due to which the Claimant or any benefit plan, fund or agent is or shall become entitled under this Agreement, or otherwise, (B) the refusal or failure of the Company to make provision for or acknowledge any employee benefit to which the Claimant is or shall become entitled as provided for by this Agreement or otherwise, or (C) the refusal or failure or by any benefit plan, fund or agent established for the benefit of the Company's employees to make any such payments when due or (ii) as a result of the Company's contesting the validity, enforceability or interpretation of this Agreement or any portion thereof.
                           (h)      Right to Accelerate.  Without limitation of
any rights of Executive to otherwise cause acceleration of any benefits or monies due or to become due to Executive, his wife or their respective legal representatives, if the Company or any of the benefit plans or funds referenced herein shall fail to make, when due, any payment referred to in this Agreement or shall refuse to make any such payment, or shall fail or refuse to make provision for, any employee or other benefit to which the Claimant is entitled, the Claimant may, at his, her or its option, accelerate and declare due, payable and performable all such payments, provisions or entitlement, provided, however, that such acceleration shall be effected only by written notice thereof delivered by the Claimant to the Company specifying in detail the basis for acceleration, and shall be effective as of the date which is 30 business days after the receipt of such notice by the Company; provided further, however, that if within 30 business days following the date of receipt of such notice the Company shall make, when due, the payment in question or shall agree to make any such payment when due, or shall make provision therefor, the acceleration shall not be effective. If at any time the Claimant has the right to accelerate payments under this Section, same shall be determined in accordance with the provisions of Section 13 but incorporating, however, in said lump sum calculation the average annual increase in the Consumer Price Index for the most recent 36 months preceding the date on which said accelerated payment is to be made. The Claimant may, but shall not be required to, bring one or more legal actions to enforce payment, or other appropriate remedy, of any and all amounts to which the Claimant has then become, or shall at any time in the future become entitled, whether or not then due, payable or performable.
                           (i)      Severability.  If for any reason any
provision of this Agreement shall be held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and all other such provisions shall to the full extent consistent with law continue in full force and effect so as to carry out the intent of this Agreement. If any such provision shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held invalid, and the rest of such provision, together with all other provisions of this Agreement, shall likewise to the full extent consistent with law continue in full force and effect so as to carry out the intent of this Agreement. In the event of any such invalidity, the parties shall both endeavor and negotiate in, good faith, to agree upon substitute provisions to effectuate the interest of the provisions held to be invalid.
                           (j)      Headings.  The headings of Sections are
included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
                           (k)      Governing Law.  The Company being a Delaware
corporation, the validity, interpretation, performance and enforcement of this Agreement shall be governed by the internal laws of the State of Delaware applicable to agreements made and fully to be performed therein, without any reference to any rules of conflicts of laws.
                           (l)      Counterparts.  This Agreement may be
executed in two or more counterparts, and such counterparts when taken together shall constitute one executed instrument.

                           (m)      Notices.  All notices and other
communications hereunder shall be in writing and shall be deemed given (i) when delivered personally, (ii) when transmitted by facsimile transmission to the telecopy number set forth below (during normal business hours of the recipient or the immediate succeeding business day), (iii) when mailed, on the second business day immediately succeeding the mailing by registered or certified mail (return receipt requested), postage prepaid, or (iv) when delivered by overnight courier such as Federal Express, on the day delivered, addressed to the parties at the following respective address (or at such other address for a party as shall be specified by like notice, provided that notices of changes of address shall be effective only upon receipt thereof):
                           (i)     If to the Company at:
                                            High Ridge Park
                                            Stamford, CT  06907
                                            Attn:  Board of Directors
                                            Telecopy Number:  203-329-4627

   with a copy to the same address or telecopy number but Attention: Legal Department, and to

                                            Jonathan H. Churchill, Esq.
                                            Winthrop, Stimson, Putnam & Roberts
                                            One Battery Park Plaza
                                            New York, NY 10004-1490
                                            Telecopy Number: 212-858-1500

                                    (ii)    If to Executive at:
                                            160 Lantern Ridge Road
                                            New Canaan, CT  06240

                                            with copy to:

                                            David Z. Rosensweig, Esq.
                                            Leavy Rosensweig & Hyman
                                            11 East 44th Street
                                            New York, NY 10017
                                            Telecopy Number: 212-983-2537

                  IN WITNESS WHEREOF, the parties hereto have signed their names, all as of the date and year first above written.

                                            CITIZENS UTILITIES COMPANY

                                            By:
                                               Its
Attest:


Charles J. Weiss
Secretary of
Citizens Utilities Company

APPROVED:                                  Leonard Tow

Stanley Harfenist


Elwood A. Rickless


Edwin Tornberg


Charles H. Symington


Robert A. Stanger (Chairman)

Members of the Compensation Committee
of the Board of Directors of Citizens
Utilities Company.

                                                 TABLE OF CONTENTS
                                                                            Page
1.       Employment; Duties.                                                  3

2.       Term.                                                                4

3.       Compensation, Expenses and Benefits.                                 5
(a)      Base Salary.                                                         5
(b)      Stock Compensation.                                                  5
(c)      Benefits and Other Plans.                                           11
(i)      Participation in Plans - Generally.                                 11
(ii)     Vesting of Grants Under The Plans.                                  12
(iii)    Vesting of Prior Grants.                                            12
(iv)     Life and Accident Insurance.                                        13
(v)      Payments and Distributions under Compensation and Benefit Plans.    16
(vi)     Nonforfeitability.                                                  17
(d)      Expenses, Tax and Other Services.                                   17
(e)      Accoutrements of Office.                                            18
(f)      Vacation.                                                           18
(g)      Place and Time for Services.                                        18

4.       Additional Payments.                                                19

5.       Exclusivity.                                                        19
(a)      Other Relationships                                                 19
(b)      Additional Obligations.                                             20

6.       Advisory Term                                                       21
(a)      Advisory Services                                                   21
(i)      General                                                             22
(ii)     Termination                                                         23
(b)      Other Matters.                                                      24

7.       Waivers; Limitations of Law.                                        25

8.       Continued Availability of Benefits after Retirement.                26

9.       Termination by Company; Death.                                      28
(a)      Death or Termination for Good Cause                                 28
(b)      Consequences of Termination under Section 9(a)                      29
(c)      Consequences of Termination under Section 9(a)(i)                   29
(d)      Consequences of Termination under 9(a)(ii)                          31
(e)      Challenge or Contest                                                32
(f)      No Reduction                                                        32

10.      Termination by Executive and Wrongful Termination
         by the Company                                                      33
(a)      Termination by Executive                                            33
(b)      Certain Consequences                                                34
(c)      Vested Rights not Affected                                          36
(d)      Mitigation.                                                         36
(e)      Excess Parachute Payments.                                          37
(f)      Remedies.                                                           37
(g)      No Reduction                                                        37

11.      Indemnity, Directors' and Officers' Insurance.                      38

12.      Consumer Price Index.                                               39

13.      Determination of Benefits.                                          39

14.      Merger, Consolidation, or Sale of Assets or Stock.                  40

15.      Additional Option To Acquire Shares.                                41

16.      Miscellaneous.                                                      43
(a)      Decisions by Company.                                               43
(b)      Entire Agreement.                                                   43
(c)      Assignability.                                                      44
(d)      No Attachment.                                                      44
(e)      Binding Agreement.                                                  44
(f)      No Waiver.                                                          44
(g)      Expenses and Legal Fees.                                            45
(h)      Right to Accelerate.                                                45
(i)      Severability.                                                       46
(j)      Headings.                                                           47
(k)      Governing Law.                                                      47
(l)      Counterparts.                                                       47
(m)      Notices.                                                            47

                           Agreement of Clarification
                           --------------------------


         Under the date hereof we, the undersigned, Leonard Tow (sometimes the "Executive"), and Citizens Utilities Company ("Citizens") are entering into an agreement of employment (the "Agreement") pursuant to which Citizens employs the Executive as its chief executive for a period of four years commencing January 1, 1997, subject to prior termination as provided in the Agreement.

         Section 3(b) of the Agreement provides for the grant to Executive of 500,000 shares of Citizens' Series A Common Stock, to be reduced under certain circumstances if the applicable percentage increase in EBIDTA (as defined in the Agreement) from fiscal year 1996 to the year of termination is not met, all as provided for in the Agreement.

         We are now mutually desirous of clarifying the determination of EBIDTA as applied to earnings generated by the net proceeds available to Citizens from the discontinuance, sale or other disposition of a Disposed Property, as defined in the Agreement (the "Additional Proceeds"). As currently defined in the Agreement such earnings are to be taken into account and included in determining EBIDTA for an applicable year.

         In the event either of the undersigned believes that such inclusion will work an inequitable measurement of the increase in EBIDTA from the fiscal year 1996 to the year of termination, such party (the "Notifying Party") within 20 days following the end of the first fiscal year of Citizens in which EBIDTA includes earnings generated by the Additional Proceeds, shall notify the other party (the "Receiving Party") of this position in writing (the "Notification") and thereafter and within 20 days immediately following receipt of the Notification by the Receiving Party, the parties shall meet and negotiate in good faith the methodology pursuant to which the amount of earnings generated by the Additional Proceeds are to be included in the determination of EBIDTA.If the parties are unable to reach an agreement within 20 days following commencement of the negotiation (the "Negotiation Period) the methodology to be utilized shall be determined by arbitration in New York City by a panel of three arbitrators, one chosen by the Notifying Party, one chosen by the Receiving Party (the "Selected Arbitrators") and one chosen by the Selected Arbitrators. The Selected Arbitrators shall be chosen within 10 days immediately succeeding the end of the Negotiation Period and the third arbitrator shall be chosen by the Selected Arbitrators within 10 days immediately succeeding the date when the second of the Selected Arbitrators is chosen. In the event the American Arbitration Association ("AAA") permits or authorizes its then obtaining rules, other than the rules of the AAA relating to selection of arbitrators to be utilized by the arbitrators, such rules of the AAA shall be utilized. In the event the AAA does not authorize or permit such rules to be utilized by the arbitrators, the arbitrators shall hold such hearings and adopt such procedures as they may deem appropriate and which are in accordance with applicable law, and have such authority that is available to arbitrators under applicable law. The arbitrators shall complete their hearings proceedings within 30 days immediately succeeding the designation of the third arbitrator and shall render their decision (which may be by majority vote) within 30 days immediately succeeding the completion of proceedings. The decision of the arbitrators shall be final and binding as provided by applicable law.

         In connection with the foregoing each of Executive and Citizens acknowledges and agrees that it is his or its respective intention that the manner of computing EBIDTA resulting from any discontinuance, sale or other disposition of any Disposed Property, as defined in the Agreement, shall not have any negative or detrimental effect or impact on attaining the specified percentage increases in EBIDTA set forth in Section 3(b)(ii). In reaching a decision the arbitrators are to take into account this intention of the parties.

         In the event no Notification is given within said 20-day period, no adjustment shall be made in determining EBIDTA and same shall be determined as provided for in Section 3(3b)(ii) of the Agreement.


         Additionally and consistent with the intent set forth in Section 3(c)(iv) of the Agreement, in the event the split-dollar arrangements referenced therein result in income and/or gift tax on or being imposed, levied or assessed against Executive, his wife and/or any of the trusts or the trustees referenced in said section by reason of the Technical Advice Memorandum 9604001 issued by the US Internal Revenue Service under date of September 8, 1995 (copy of which is annexed) and rulings referenced therein, Citizens shall pay such taxes and fully reimburse, on an after tax basis, the Executive, his wife or the applicable trust and trustee, as the case may be.

         By signing their respective names, hereto, the undersigned hereby agree to the foregoing.

CITIZENS UTILITIES COMPANY


By: _________________________              ____________________________
         Its                                       Leonard Tow